Exhibit 99.1

TheZenith

PRESS RELEASE

BUSINESS & FINANCIAL EDITORS	STANLEY R. ZAX
FOR IMMEDIATE RELEASE	Chairman and President

ZENITH FILES 12% REDUCTION IN ITS CALIFORNIA WORKERS’ COMPENSATION RATES
EFFECTIVE JULY 1, 2005

WOODLAND HILLS, CA, May 31, 2005                                                                                                                      Zenith National Insurance Corp. (NYSE: ZNT) reported that its wholly owned subsidiary, Zenith Insurance Company, has filed today with the California Department of Insurance its workers’ compensation rates for use in California on or after July 1, 2005.  The new rates represent an average reduction of 12% when compared to rates in effect since January 1, 2005.

Commenting on the filing, Stanley R. Zax, Chairman and President, said “We continue to see short-term favorable trends in inflation and frequency in our California workers’ compensation data, however we will not know the long-term outcome of our loss costs for recent accident years with any certainty for several years. We also will not know the outcome of the new disability guidelines or medical networks for several years.  We are continuing with our prudent approach to rate changes by making adjustments to our California workers’ compensation rates to the extent of cost changes as the facts and data evolve.  Without the enactment of workers’ compensation reform in 2003 and 2004 our average California workers’ compensation rates would be about 44% higher today.”

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements if accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed.  Forward-looking statements include those related to the plans and objectives of management for future operations, future economic performance, or projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure, or other financial items.  Statements containing words such as expect, anticipate, believe, estimate or similar words that are used in this release or in other written or oral information conveyed by or on behalf of Zenith are intended to identify forward-looking statements.  Zenith undertakes no obligation to update such forward-looking statements, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected.  These risks and uncertainties include, but are not limited to, the following: (1) competition; (2) adverse state and federal legislation and regulation; (3) changes in interest rates causing fluctuations of investment income and fair values of investments; (4) changes in the frequency and severity of claims and catastrophes; (5) adequacy of loss reserves; (6) changing environment for controlling medical, legal and rehabilitation costs, as well as fraud and abuse; (7) losses associated with any terrorist attacks that impact our workers’ compensation business in excess of our reinsurance protection; and (8) other risks detailed herein and from time to time in Zenith’s reports and filings with the Securities and Exchange Commission.